Exhibit 99.1

PRESS RELEASE
Gwen Manto to join Dick’s Sporting Goods as Executive Vice President & Chief Merchandising Officer
PITTSBURGH, Pa., December 5, 2005 — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that Gwen Manto will join the company on January 9th, 2006 as Executive Vice President & Chief Merchandising Officer. Ms. Manto will be responsible for all areas of merchandising as well as private label sourcing, merchandising planning, replenishment and allocation.
Gwen Manto joins Dick’s with more than 30 years of industry experience, most recently as Executive Vice President of Softlines for Sears, Roebuck & Company, where her responsibilities encompassed revenue of $6.5 billion, and she led the effort to focus, segment and differentiate Sears’ assortment in the apparel and soft home categories. Prior to Sears, Ms. Manto was Vice Chairman & Chief Merchandising Officer for Stein Mart, responsible for merchandising and marketing for this 270 store chain.
Ms. Manto was also President of the Kid’s Foot Locker division, where her responsibilities included sales, merchandising, distribution, marketing, and store operations for this division of more than 400 specialty retail children’s athletic footwear and apparel stores. Before joining Kid’s Foot Locker, Ms. Manto was Senior Vice President & General Merchandise Manager for Kids “R” Us and Babies “R” Us, providing merchandising and marketing leadership to the 350+ store chain, and opening the first 100 Babies “R” Us stores.
Gary Sterling, Senior Vice President — Merchandising, has announced his planned retirement.
“We are excited to welcome Gwen to our management team,” said Edward W. Stack, Chairman and CEO. “Her passion for winning, broad industry experience and strong merchandising and leadership capabilities will be valuable additions as we pursue our goals for 2006 and beyond. We are also grateful to Gary Sterling who has contributed greatly to our success over his almost ten year tenure.”
About Dick’s Sporting Goods, Inc.
Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of October 29, 2005 the Company operated 255 stores in 34 states primarily throughout the Eastern half of the U.S.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).
Contact:
Michael F. Hines, EVP – Chief Financial Officer or
Dennis Magulick, Director — Investor Relations
724-273-3400
investors@dcsg.com
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